Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 5, 2002 relating to the financial statements of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated), which appears in Kansas City Power & Light Company's Annual Report on Form 10-K for the year ended December 31, 2001 (as amended). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
June 27, 2002